Exhibit 99.1

STONE ENERGY CORPORATION

Announces Fourth Quarter and Full Year 2002 Results

NYSE — SGY
LAFAYETTE, LA. March 10, 2003

        Stone Energy Corporation today announced fourth quarter 2002 net income of $19.5 million, or $0.74 per share, on oil and gas revenue of $102.0 million as compared to fourth quarter 2001 net income of $5.4 million, or $0.20 per share, on oil and gas revenue of $64.1 million. For the year 2002, Stone recorded net income of $55.4 million, or $2.09 per share, on oil and gas revenue of $377.5 million. Stone benefited from 13% production growth during 2002.

        Cash flow from net income before non-cash items for the fourth quarter of 2002 totaled $72.4 million, or $2.74 per share, compared to fourth quarter 2001 cash flow of $40.3 million, or $1.53 per share. For the year ended December 31, 2002, cash flow from net income before non-cash items totaled $259.7 million, or $9.80 per share, compared to $286.8 million, or $10.98 per share, during the year ended December 31, 2001. (All per share amounts are on a diluted basis.) The decline in cash flow from net income before non-cash items during 2002 was due in part to a 23% decline in the average realized price of natural gas, Stone’s principal product.

        During 2002, Stone’s net daily production averaged a record 286.2 million cubic feet of gas equivalent (“MMcfe”), which was 13% higher than the average net daily production rate during 2001. Net daily production during the fourth quarter of 2002 averaged 262.3 MMcfe, and was negatively impacted by the deferral of approximately 3 billion cubic feet of gas equivalent (“Bcfe”), net to Stone due to hurricane Lili. Stone expects net daily production for the first quarter of 2003 to average 270-280 MMcfe.

        Prices realized during the fourth quarter of 2002 averaged $27.09 per barrel of oil and $4.07 per Mcf of gas, while oil averaged $19.82 per barrel and gas averaged $2.92 per Mcf during the fourth quarter of 2001. On a gas equivalent basis, fourth quarter 2002 average prices were 40% higher than average prices for the fourth quarter of 2001. Average realized prices during the year ended December 31, 2002 were $25.00 per barrel of oil and $3.31 per Mcf of gas compared to $25.62 per barrel of oil and $4.29 per Mcf of gas realized during 2001. All unit pricing amounts include the cash effects of hedging.

        Normal lease operating expenses during the fourth quarter of 2002 totaled $15.0 million, a 4% decline from third quarter 2002 normal lease operating expenses of $15.6 million. However, as a result of the production disruption from hurricane Lili, unit costs increased to $0.62 per Mcfe in the fourth quarter of 2002. Normal lease operating expenses totaled $12.1 million, or $0.57 per Mcfe, for the fourth quarter of 2001. For the year ended December 31, 2002, normal lease operating expenses totaled $61.0 million, or $0.58 per Mcfe, compared to $47.6 million, or $0.51 per Mcfe, during the comparable 2001 period.

        Major maintenance expenses, which represent major repair and workover operations, totaled $4.6 million during the fourth quarter of 2002 compared to $2.1 million in the fourth quarter of 2001. For the year 2002, major maintenance expenses totaled $15.7 million compared to $6.5 million during 2001. Fourth quarter 2002 major maintenance expenses included workover operations on wells at Eugene Island Block 243 and Vermilion Block 46 and other storm-related repairs in excess of insurance reimbursements.

        Depreciation, depletion and amortization (“DD&A”) expense on oil and gas properties for the fourth quarter of 2002 totaled $37.5 million, or $1.56 per Mcfe, compared to $32.4 million, or $1.53 per Mcfe, for the fourth quarter of 2001. DD&A expense on oil and gas properties for the year ended December 31, 2002 totaled $158.3 million, or $1.52 per Mcfe, compared to $157.2 million, or $1.70 per Mcfe, for the comparable period in 2001. DD&A expense for the fourth quarter and year ended December 31, 2002 was positively impacted by higher period-end prices.

        Effective January 1, 2003, management elected to change to the Units of Production method of amortizing proved oil and gas property costs. Under this method, the quarterly provision for DD&A will be computed by dividing production volumes, instead of revenue, for the period by the total proved reserves, instead of future gross revenue, as of the beginning of the period, and similarly applying the respective rate to the net cost of proved oil and gas properties, including future development costs. As a result of the change in accounting principle, we will recognize a cumulative transition adjustment of $4.0 million, which will be a non-cash charge against our first quarter 2003 net income.

        Interest expense, net of amounts capitalized ($2.1 million), for the fourth quarter of 2002 increased to $5.7 million, compared to $2.3 million during the fourth quarter of 2001. For the year ended December 31, 2002, interest expense, net of amounts capitalized ($8.5 million), totaled $23.1 million compared to $4.9 million during the comparable period in 2001. Interest expense during 2002 increased as a result of our December 2001 acquisition being financed with debt.

        Stone entered into additional natural gas hedges during January 2003 under fixed-price swap contracts for its Rocky Mountain production based upon Inside FERC published prices for deliveries at Kern River and put contracts for its Gulf Coast Basin production. The swap contracts effectively hedge 10,000 million British Thermal Units (“MMBtu”) per day of Rocky Mountain production at a swap price of $3.68 per MMBtu from April 2003 until December 2003 and 15,000 MMBtu per day at a swap price of $3.42 per MMBtu from January 2004 until December 2005. The put contracts effectively hedge an additional 25,000 MMBtu per day of Gulf Coast Basin production with a floor price of $3.50 per MMBtu from March 2003 until December 2003. The put contracts’ cost of approximately $0.5 million will be charged to earnings as the contracts settle.

        In October 2002, we reached an agreement with Enron North America Corp. to acquire our fixed price natural gas swap contract settling subsequent to October 2002 for $5.9 million. The contract hedged 10,000 MMBtu of gas per day at a price of $2.15 per MMBtu through December 2003. Accumulated other comprehensive income as of December 31, 2002 included $2.4 million related to this contract that will be charged to expense during 2003.

        During the fourth quarter of 2002, we recognized non-cash expenses of $4.1 million relative to commodity derivatives, $3.9 million of which represents the cost of oil and gas put contracts that settled during the period. For the year ended December 31, 2002, we recognized $16.0 million of non-cash expenses related to derivatives, of which $13.2 million relates to the cost of put contracts that settled during the period.

        Capital expenditures during the fourth quarter of 2002 totaled $60.1 million, including $2.8 million of capitalized salaries, general and administrative expenses and $2.1 million of capitalized interest. Capital expenditures for the year ended December 31, 2002 totaled $215.6 million, including $10.5 million of capitalized salaries, general and administrative expenses and $8.5 million of capitalized interest. These investments were financed by cash flow from operations, working capital and bank borrowings.

      Operations Update

        On February 18, 2003, Stone reported on summary drilling and reserves for 2002. The following is an update of selected drilling operations. During the fourth quarter of 2002, Stone drilled and evaluated 18 wells. Fourteen wells were productive with eight wells on production, two wells completing, four wells awaiting facilities and four wells were dry and abandoned.

        Through March 7, 2003, Stone drilled and evaluated five wells, all of which were discoveries. Of the five discoveries, three are producing and two are undergoing completion operations. We currently have five wells drilling. Stone expects to drill 50 gross wells during 2003 with a capital expenditure budget of approximately $240 million, excluding acquisitions, capitalized interest and capitalized general and administrative expenses.

Gulf Coast

        Vermilion Block 276.  The OCS-G 21599 No. CA-4 Well on the West Skorpios Prospect reached total depth of 12,995 feet in December 2002 and encountered 101 net feet of pay in two sands. First production from the No. CA-4 Well is scheduled for March 2003 after the well is tied by pipeline to a Stone owned production facility in an adjacent field. The West Skorpios discovery was made on a structure separate from the earlier announced Skorpios discovery. Stone acquired Vermilion Block 276 in a federal lease sale in March 2000. Stone has a 100% working interest (WI) and 83.3% net revenue interest (NRI) and is the operator of the CA-4 Well.

        East Cameron Block 378.  The East Cameron Block 378 OCS-G 12856 No. 3 BP-2 Well on the Canvasback Prospect is drilling in a sidetrack hole at 13,647 feet toward a planned total depth of 14,600 feet. Stone has a 57% WI and a 42% NRI in this well, which would require a sub-sea completion.

      Lafitte.  A multi-well development-drilling program is in progress at the Lafitte Field located in Jefferson Parish, Louisiana. The first well, the LL&E No. 200 was drilled to 10,575 feet MD finding 195 net feet of oil and gas pay in eight intervals. The well was an attic offset to a discovery well drilled by Stone in 2000. Production began from the No. 200 Well on February 15, 2003 after testing at a gross daily rate of approximately 2 MMcf of gas and 175 barrels of oil. A second well, State Lease 17263 No. 1, is completing after drilling to 11,903 feet MD. The well encountered 42 net feet of oil and gas pay and established production in a fault trap on the south flank of the field. A third well is scheduled to commence drilling later this month. Stone has a 51% WI and a 38.3% NRI and is the operator of these wells.

        West Cameron Block 45.  As previously announced on November 11, 2002, drilling and evaluation operations were completed in October 2002 on the OCS-G 299 No. 20 Well at West Cameron Block 45 on the St. George Isle Prospect. After installation of a single well caisson surface facility and tie back to our West Cameron 45 “A” platform, we realized first production from this well on December 16, 2002. The well is currently producing at a gross daily rate of 35 MMcf of natural gas and 110 barrels of oil. Stone has a 25% WI and 20.3% NRI and is the operator of this well.

        South Marsh Island Block 288.  The OCS-G 2316 No. CB-2 Stk. reached total depth of 13,067 feet from the CB platform. This well targeted attic reserves in the normally pressured CP-8 oil sand, which had previous production of 2.4 million barrels of oil. Additionally, the well tested a 1,300-foot prospective section in a crestal position in the same fault trap and found 498 net feet of oil and gas pay in eight sands, including 98 net feet of pay in the CP-8 sand. The well was completed and is currently shut in with first production anticipated by the end of the second quarter of 2003. Stone has a 50% WI and 41.6% NRI in this well.

        The CB-2 Stk Well was the third well drilled in the field during 2002. The field is producing at facilities capacity with approximately 13 MMcfe of gas per day net to Stone curtailed. During the second quarter of 2003, we plan to construct a new pipeline to increase field production capacity. A multi-well exploratory and development drilling program is planned for the property during 2003.

        Ewing Bank Block 305 Field.  Stone exercised its preferential right to acquire additional working interests in Ewing Bank Block 306 and Mississippi Canyon Block 265 for approximately $12 million. The purchase closed on February 26, 2003 and increases Stone’s working interest in Ewing Bank Block 306 and Mississippi Canyon Block 265 to 100%. Stone has identified a number of opportunities in this field, which was acquired in December 2001. Ewing Bank Block 305 Field produced approximately 14% of Stone’s 2002 net daily oil production.

Rocky Mountains

        During the fourth quarter of 2002 we evaluated four wells in the Rocky Mountains. Three wells are producing and one is completing. Stone expects to drill 12 wells in the Rocky Mountains during 2003, including eight on the Pinedale Anticline.

    Pinedale.  The Rainbow 9-31 Well was completed after stimulating nine individual zones and was placed on production on December 28, 2002. The well is currently flowing at 5.0 MMcfe of gas per day. The Rainbow 3-31 Well was drilled to a total depth of 13,575 feet, and is completing in multiple fracture stimulation stages. Drilling is in progress below 12,700 feet on the Antelope 5-4 Well, a proposed 14,000-foot test. The Antelope 5-4 Well is the third well under our previously announced commitment on the Pinedale Anticline. We plan to move a second drilling rig into the field in May or June of this year to accelerate production rates and reserve development and to complete Stone’s commitment during 2003.

        Stone Energy has planned a conference call for 3:00 p.m. CST on Tuesday, March 11, 2003 to discuss the operational and financial results for the fourth quarter of 2002. Anyone wishing to participate should dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available approximately two hours following the completion of the call on Stone Energy’s web page at www.StoneEnergy.com. The replay will be available for approximately one week.

        Throughout this press release management refers to cash flow from net income before non-cash items, which is presented herein because of its wide acceptance in our industry as a financial indicator of a company’s ability to internally fund capital expenditures and to service or incur debt. Additionally, because of the impact of the difference in the two acceptable methods of accounting for drilling activities (full cost and successful efforts), net income between companies may not be comparable. Cash flow from net income before non-cash items should not be considered an alternative to net cash provided by operating activities or net income, as defined by generally accepted accounting principles. Cash flow from net income before non-cash items should also not be considered an indicator of Stone’s financial performance, as a measure of liquidity or as being comparable to other similarly titled measures of our peers.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION SUMMARY STATISTICS (In thousands, except per share/unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(Unaudited)
FINANCIAL RESULTS
Net income (loss)	$19,466	$5,366	$55,399	($71,375)
Net income (loss) per share	$0.74	$0.20	$2.09	($2.73)

Cash flow from net income (1)	$72,406	$40,287	$259,677	$286,758
Cash flow from net income per share (1)	$2.74	$1.53	$9.80	$10.98

PRODUCTION QUANTITIES
Oil (MBbls)	1,438	947	6,237	4,023
Gas (MMcf)	15,506	15,518	67,027	68,236
Oil and gas (MMcfe)	24,134	21,200	104,449	92,374

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15.6	10.3	17.1	11.0
Gas (MMcf)	168.5	168.7	183.6	186.9
Oil and gas (MMcfe)	262.3	230.4	286.2	253.1

SALES DATA (2)
Total oil sales	$38,961	$18,771	$155,913	$103,053
Total gas sales	63,043	45,357	221,582	292,446
Total oil and gas sales	$102,004	$64,128	$377,495	$395,499

AVERAGE SALES PRICES (2)
Oil (per Bbl)	$27.09	$19.82	$25.00	$25.62
Gas (per Mcf)	4.07	2.92	3.31	4.29
Per Mcfe	4.23	3.02	3.61	4.28

COST DATA
Normal lease operating expenses	$15,016	$12,073	$60,952	$47,564
Major maintenance expenses	4,647	2,137	15,721	6,508
Salaries, general and administrative expenses	3,710	3,890	13,190	13,004
DD&A expense on oil and gas properties	37,535	32,388	158,265	157,204

AVERAGE COSTS (per Mcfe)
Normal lease operating expenses	$0.62	$0.57	$0.58	$0.51
Major maintenance expenses	0.19	0.10	0.15	0.07
Salaries, general and administrative expenses	0.15	0.18	0.13	0.14
DD&A on oil and gas properties	1.56	1.53	1.52	1.70

AVERAGE SHARES OUTSTANDING -- Diluted	26,473	26,393	26,494	26,111

(1) Before non-cash items. See reconciliation from GAAP measure on following page.
(2) Includes the cash effects of hedging.

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS AND NET CASH FLOW INFORMATION (In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(Unaudited)
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$38,961	$18,771	$155,913	$103,053
Gas production	63,043	45,357	221,582	292,446
Total operating revenue	102,004	64,128	377,495	395,499
Operating expenses:
Normal lease operating expenses	15,016	12,073	60,952	47,564
Major maintenance expenses	4,647	2,137	15,721	6,508
Production taxes	1,443	1,153	5,039	6,408
Depreciation, depletion and amortization	38,185	32,832	160,762	158,893
Write-down of oil and gas properties	-	-	-	237,741
Salaries, general and administrative expenses	3,710	3,890	13,190	13,004
Incentive compensation expense	280	-	851	523
Non-cash derivative expenses	4,124	381	15,968	2,604
Bad debt expense	-	2,343	-	2,343
Total operating expenses	67,405	54,809	272,483	475,588
Income (loss) from operations	34,599	9,319	105,012	(80,089)
Other (income) expenses:
Interest	5,725	2,306	23,111	4,895
Merger expenses	-	66	-	25,785
Other income	(1,074)	(556)	(3,328)	(2,997)
Total other expenses	4,651	1,816	19,783	27,683
Net income (loss) before income taxes	29,948	7,503	85,229	(107,772)
Provision (benefit) for income taxes:
Current	-	(989)	-	(489)
Deferred	10,482	3,126	29,830	(35,908)
Total income taxes	10,482	2,137	29,830	(36,397)
Net income (loss)	$19,466	$5,366	$55,399	($71,375)
NET CASH FLOW INFORMATION
Net income (loss)	$19,466	$5,366	$55,399	($71,375)
Depreciation, depletion and amortization	38,185	32,832	160,762	158,893
Deferred tax provision (benefit)	10,482	3,126	29,830	(35,908)
Write-down of oil and gas properties	-	-	-	237,741
Non-cash effects of production payments	(9)	(1,508)	(2,988)	(6,199)
Non-cash derivative expenses	4,124	381	15,968	2,604
Other non-cash items	158	90	706	1,002
Cash flow from net income before non-cash items	72,406	40,287	259,677	286,758
Net working capital changes and other	(13,531)	4,538	(21,455)	35,325
Investment in derivative contracts	(5,917)	-	(15,301)	(6,466)
Net cash provided by operating activities	$52,958	$44,825	$222,921	$315,617

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands)
	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$27,609	$13,155
Accounts receivable	74,800	46,987
Fair value of put contracts	859	26,207
Other current assets	3,601	1,832
Total current assets	106,869	88,181
Oil and gas properties:
Proved, net	940,463	880,534
Unevaluated	107,473	113,372
Building and land, net	5,238	5,352
Fixed assets, net	5,452	4,883
Other assets, net	13,876	9,461
Total assets	$1,179,371	$1,101,783
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to vendors	$72,012	$69,197
Undistributed oil and gas proceeds	29,027	23,741
Deferred taxes	-	5,312
Fair value of swap contract	-	2,194
Other accrued liabilities	7,043	5,834
Total current liabilities	108,082	106,278
8¼% Senior Subordinated Notes due 2011	200,000	200,000
8¾% Senior Subordinated Notes due 2007	100,000	100,000
Bank debt	131,000	126,000
Production payments	1,062	4,323
Deferred taxes	59,604	30,244
Fair value of swap contract	-	3,619
Other long-term liabilities	2,135	1,294
Total liabilities	601,883	571,758
Common stock	263	262
Additional paid-in capital	453,176	449,111
Retained earnings	130,523	75,213
Treasury stock	(1,706)	(2,057)
Accumulated other comprehensive income (loss)	(4,768)	7,496
Total stockholders' equity	577,488	530,025
Total liabilities and stockholders' equity	$1,179,371	$1,101,783